EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY RESPONDS TO CONTINUED DECREASES IN DEMAND

BOISE, Idaho, Feb. 23, 2009 – Deteriorating economic conditions and decreased demand for 200 millimeter (mm) specialty DRAM products have created additional challenges for Micron Technology, Inc.’s Boise manufacturing operations. As a result, Micron announced today that it will phase out 200mm wafer manufacturing operations at the company’s Boise facility. This action will reduce employment at Micron’s Idaho sites by approximately 500 employees in the near term and as many as 2,000 positions by the end of the company’s fiscal year. The company has sufficient manufacturing capacity remaining and does not expect any disruption in product supply required for customer needs.

“We remained hopeful that the demand for these products would stabilize in the marketplace and start to improve as we moved into the spring. Unfortunately, a better environment has not materialized, and we are at a point where we wanted to let our employees and the community know in advance what will occur later this summer,” said Steve Appleton, Micron Chairman and CEO.

The company will continue to operate its 300mm research and development fabrication facility at the Boise site and perform a variety of other activities, including reticle manufacturing, product design and support, quality assurance, systems integration and related manufacturing, corporate and general services. These workforce changes were not anticipated or included in Micron’s earlier 15 percent global workforce reduction announcement last October. Following these changes, Micron will employ more than 5,000 in the state.

Cash restructuring charges will be approximately $50 million, which will generate a gross annualized operating cash benefit of $150 million. The net operating cash flow effect will be neutral for fiscal year 2009.

Micron is committed to assisting employees affected by the workforce reductions and is providing severance and outplacement services.

About Micron

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAM, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking, and mobile products. Micron's common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
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Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding reductions in DRAM production levels, the number of employees affected by the restructuring of the Company’s memory operations, cash restructuring charges and other related expenses and the cash operating margin benefit. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents the Company files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically the Company's most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for the Company on a consolidated basis to differ materially from those contained in our forward-looking statements (see Certain Factors). Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this report to conform to actual results.